Exhibit 23.4

CONSENT OF

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

      We hereby consent to the use of our opinion letter dated October 28, 2001 to the Board of Directors of General Motors Corporation included as part of Appendix C to the Consent Solicitation Statement/ Information Statement/ Prospectus which forms a part of the Registration Statement on Form S-4 filed by HEC Holdings, Inc. relating to a series of transactions involving Hughes Electronics Corporation, a wholly owned subsidiary of General Motors Corporation, and to the references to such opinion to the Board of Directors of General Motors Corporation in such Consent Solicitation Statement/ Information Statement/ Prospectus under the captions “Summary— Recommendation of the GM Board of Directors”, “The Transactions — GM Background and Considerations— Recommendations of the GM Capital Stock Committee, the GM Board of Directors and the Hughes Board of Directors; Fairness of the GM/ Hughes Separation Transactions and the Hughes/ EchoStar Merger” and “The Transactions— GM Background and Considerations— Fairness Opinions of GM’s Financial Advisors— Merrill Lynch Fairness Opinion”.

      In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

/s/ Jonathan Mir ________________________________________________ By: Jonathan Mir Title: Vice President

March 18, 2002